Exhibit 10.30

Summary English Translation

Real Estate Lease Agreement

Date: Jan. 1, 2005

Lessee: People’s Committee of Heijuzi Village, Xingfu Township, Nanguan District

Lessors: Changchun Yongxin Dirui Pharmaceuticals Co., Ltd.; Jilin Yongxin Pharmacy Chain Co., Ltd.

1.	This agreement describes the location, size, quality, and facilities of the premises to be leased.

1.1.	Location: No. 2152 Nanhuan Road, Changchun City. Areas newly constructed by Lessee and total leased premises cover 24 and 337 square meters, respectively.

1.2.	Other locations Lessors lease from Lessee cover a combined 42,000 square meters.

1.3.	Leased location is 3-stories tall and equipped with basic utilities and telecommunications connectivity.

2.	Lease period

2.1.	15 years, from July 1, 2005 to June 30, 2020.

3.	Lease purpose

3.1.	Lessor shall use leased premise for pharmaceutical wholesale and distribution

4.	Leasing price, payment method, and payment schedule

4.1.
First phase of the lease shall be a 4-year period from July 1, 2005 to June 30, 2009, at RMB 1.677 million per year. Second phase shall be for 2 years from July 1, 2009 to June 30, 2011, at RMB 6.708 million per year. Third phase shall be for 4 years from July 1, 2011 to June 30, 2015, at RMB 8.256 million per year. Fourth phase shall be for 5 years from July 1, 2015 to June 30, 2020, at RMB 9.288 million per year. The total amount of the lease shall be RMB 99.588 million.

4.2.
Lease payments shall be prepaid prior to the start of each lease year. Thus payments shall be as follow: 1) from July 1, 2005 to June 30, 2009, a one-time payment of RMB 1.677 million is due by June 30 of each year prior to the start of the next lease year; 2) starting from the lease period beginning July 1, 2009, a one-time quarterly lease payment is due one month before the start of the quarter. For example, for the lease quarter from July 1, 2009 to Sept. 30, 2009, payment is due by June 1, 2009; for the lease quarter from Oct. 1, 2009 to Dec. 30, 2009, payment is due by Sept. 1, 2009, and so forth. Lessors are responsible for utilities and repair fees from July 1, 2005 to June 30, 2008.

5.	Lessors’ legal matters and payment responsibility

5.1.	All leasing parties have the duty to timely make payments due.

6.	Repairs and maintenance of leased property

6.1.	Standard repairs and maintenance shall be Lessors’ responsibility

6.2.	After July 1, 2008, each year Lessee shall refund 1 RMB per square meter to Lessors out of the lease payments for repair fees, totaling 42 and 500 RMB respectively.

6.3.	During the lease period, Lessee shall replace heating pipelines and components once, and be responsible for water facility issues.

7.	Lease tax responsibility

7.1.	Lessor and Lessee are each responsible for 50% of the property tax.

8.	Changes in Lessor-Lessee relationship

8.1.
If Lessee transfers the lease to a third party, it must give Lessor 3-months notice, which gives Lessor the purchasing rights listed below. If Lessor gives up the purchasing rights, the party acquiring the leased property then becomes the bona fide lessor and obtains all the accompanying rights and duties.

8.2.
If Lessor for business needs to assign the lease to a third party, it must notify Lessee in writing. After obtaining approval from Lessee in writing, the party acquiring the leased property then becomes the bona fide lessor and obtains all the accompanying rights and duties.

9.	Lessee’s rights and duties

9.1.	Provide the leased premises in accordance with this contract.

9.2.	Pay 50% of the property taxes for the leased premises.

9.3.	Be responsible for leasing procedure and guarantee its legality.

9.4.	Starting from Nov. 1, 2008, provide heating to the leased premises when required under Changchun City regulations for heating.

10.	Lessor’s rights and duties

10.1.	Make timely lease payments.

10.2.	Register with Nanguan District National and Local Tax Bureau

10.3.	Be responsible for heating bills from July 1, 2005 to June 30, 2008.

10.4.	In order to change the purpose of the leased premises, notify Lessee in writing with 3-months notice and receive Lessee’s approval.

10.5.	In order to assign the lease to a third party, notify Lessee in writing with 3-months notice and receive Lessee’s approval.

10.6.	During the lease, make efforts to limit man-made property damage to the leased and pay compensation for damage that occurs.

10.7.	Timely pay water, electrical, and telecommunication expenses incurred during operation of the leased premises.

10.8.	When hiring employees, to give consideration to people from Lessee’s village under nondiscriminatory hiring standards.

11.	Responsibility for violations

11.1.	Lessee’s responsibility for violations

11.1.1.	During the lease period, guarantee Lessor’s absolute right of use of the leased premises

11.1.2.	Assure that utilities providers do not without cause cease water or electricity service or otherwise impact Lessor’s standard business operations, and compensate Lessor for consequent losses incurred.

11.2.	Lessor’s responsibility for violations

11.2.1.
Failure to timely make lease payments shall result in late fee penalties of RMB 500 per day late. If outstanding lease payments accumulate for over one month, Lessee shall have the right to terminate this contract and repossess the leased premises.

11.2.2.	Failure to adhere to the lease payment schedule under 4.1 shall grant Lessee the right to terminate this contract and repossess the leased premises.

11.2.3.	Assigning or transferring the lease without Lessee’s agreement shall grant Lessee the right to terminate this contract.

11.2.4.	If Lessor causes property damage to the leased premises, Lessor shall restore the premises to its original condition, or if restoration is impossible, assume the responsibility to compensate Lessee.

11.2.5.	Upon lease expiration on June 30, 2020, Lessor shall have fully paid any outstanding balance with Lessee, or incur RMB 500 penalty per day for amounts overdue.

11.2.6.
If Lessor terminates the contract during the lease period, any amounts it has prepaid for the next leasing period are not refundable, and Lessor shall additionally pay the lease amount for the next annual quarter.

12.	Dispute resolution

12.1.	If the parties have a dispute and negotiation is ineffective, the dispute may be brought before the local People’s Court for resolution.

13.	Conditions for relief

13.1.	If for unavoidable reasons the leased premises is damaged or destroyed, causing a loss for both Lessee and Lessor, and is verified by experts, neither party shall assume responsibility for the loss.

14.	Other matters

14.1.	Upon lease expiration, responsibility for expenses from repairs, improvements, etc. for the premises shall be determined through negotiation by the parties.

14.2.	Upon lease expiration, if Lessor wishes to extend the lease, it shall have priority rights to continue leasing the premises.

14.3.	Neither party shall unilaterally alter or abrogate this contract.

14.4.	For matters not established in this contract, the parties shall negotiate supplementary, legally-enforceable terms.

14.5.	This contract supplants previous agreements between the parties.

14.6.	Copy requirements.